Exhibit 10.18

AMENDMENT NO. 1 TO THE

SERVICER ADVANCE RECEIVABLES FACTORING AGREEMENT

Dated as of October 6, 2008

AMENDMENT NO. 1 TO THE SERVICER ADVANCE RECEIVABLES FACTORING AGREEMENT (this “Amendment”) by and among GMAC MORTGAGE, LLC, a Delaware limited liability company, as a seller (together with any successors, “GMAC Mortgage”), RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company, as a seller (together with any successors, “RFC” and together with GMAC Mortgage, each a “Seller” and collectively, the “Sellers”) and GMAC COMMERCIAL FINANCE LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

PRELIMINARY STATEMENTS:

(1) The Sellers and the Purchaser have entered into the Servicer Advance Receivables Factoring Agreement dated as of June 17, 2008 (the “Existing Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Existing Agreement.

(2) The Sellers have requested the Purchaser to amend, and the Purchaser has agreed to amend, the Existing Agreement on the terms and conditions set forth herein.

AGREEMENT:

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to the Existing Agreement. The Existing Agreement is, effective as of the date hereof, hereby amended as follows:

(a) Section 7(j) of the Existing Agreement is hereby amended and restated in full to read as follows:

“(j) Compliance with Servicing Agreements. Each Seller will comply with the terms and conditions of the Servicing Agreements to which it is a party, except for where failure to so comply would not have a Material Adverse Effect and would not impair the right, title or interest of Purchaser in any Purchased Assets or impair the collectibility of any Purchased Receivables. Notwithstanding the foregoing, each Seller will notify the Purchaser in writing as soon as practicable upon becoming aware of the occurrence or existence of any Servicer Termination Event or Unmatured Servicer Termination Event under a Designated Servicing Agreement included in the facility hereunder.”

(b) Section 8(a)(10) of the Existing Agreement is hereby amended and restated in full to read as follows:

“(10) Servicer Termination Events Under Designated Servicing Agreements. The occurrence of one or more Unmatured Servicer Termination Events or Servicer Termination Events under Designated Servicing Agreements included in the facility provided under this Agreement representing 5% or more (by either Loan balance or by Receivable Balance of Purchased Receivables, in each case as of the date of termination) of all Designated Servicing Agreements then included in the facility, but any such occurrence shall only constitute a Termination Event upon Purchaser’s written notice to Sellers that the Purchaser has determined, in its sole discretion, that such occurrence constitutes a Termination Event; or”

SECTION 2. Representations and Warranties of the Sellers. Each Seller represents and warrants as follows:

(a) It is a limited liability company duly organized or formed, validly existing and in good standing under the laws of Delaware.

(b) Neither (1) the execution and delivery of this Amendment, nor (2) the consummation of the transactions herein and contemplated in the Existing Agreement in compliance with the terms and provisions hereof and/or thereof, as the case may be, will conflict with or result in a breach of the limited liability company agreement or other constitutive documents, as applicable, of either Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other agreement or instrument to which such Person, or any of its subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such agreement or instrument, or (except for the liens created or permitted pursuant to the Existing Agreement or any other Purchase Document to which such Seller is a party) result in the creation or imposition of any lien upon any property of such Person, pursuant to the terms of any such agreement or instrument, except where such conflict or breach, default or lien would not reasonably be expected to have a Material Adverse Effect.

(c) There are no proceedings or investigations pending or, to the best knowledge of such Seller, threatened, against such Seller before any Governmental Authority (1) asserting the invalidity of this Amendment, the Existing Agreement or any other Purchase Document, (2) seeking to prevent the consummation of any of the transactions contemplated by this Amendment, the Existing Agreement or any other Purchase Document, (3) seeking any determination or ruling that, in the reasonable judgment of such Seller, would materially and adversely affect the performance by such Seller of its obligations under this Amendment, the Existing Agreement or any other Purchase Document, or (4) seeking any determination or ruling that, in the reasonable judgment of such Seller, would materially and adversely affect the validity or enforceability of this Amendment, the Existing Agreement or any other Purchase Document.

(d) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Seller of or compliance by such Seller with this Amendment, the Existing Agreement or the consummation of the transactions contemplated by this Amendment and the Existing Agreement as amended hereby, except for consents, approvals, authorizations and orders which have been obtained.

SECTION 3. Reference to and Effect on the Existing Agreement.

(a) On and after the effectiveness of this Amendment, each reference in the Existing Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Existing Agreement, shall mean and be a reference to the Existing Agreement, as amended by this Amendment.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchaser under Existing Agreement. Except as expressly provided herein, the Existing Agreement shall remain in full force and effect, unmodified.

SECTION 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 5. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK OBLIGATION LAW, WHICH BY ITS TERMS APPLIES TO THIS AMENDMENT).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GMAC MORTGAGE, LLC, as Seller

By:	/s/ James N. Young
Name:	James N. Young
Title:	Chief Financial Officer

RESIDENTIAL FUNDING COMPANY, LLC, as Seller

By	/s/ James N. Young
Name:	James N. Young
Title:	Chief Financial Officer

GMAC COMMERCIAL FINANCE LLC, as Purchaser

By	/s/ Kevin J. Boland
Name:	Kevin J. Boland
Title:	Chief Credit Officer